Exhibit 99(a)(1)(D)

Blue Owl Credit Income Corp.
Notice of Withdrawal Form

Blue Owl Credit Income Corp. (referred to herein as the “Company” or “OCIC”)

Offer to Repurchase Date: August 26, 2024 Expiration Date: September 30, 2024 at 7:00PM Eastern Time

To have your previously submitted repurchase canceled, this Notice of Withdrawal form must be received in good order no later than the expiration date listed above (unless the offer is extended). Do not submit this form to submit a repurchase request.

1 | Repurchase Withdrawal

By selecting here, the undersigned Shareholder of OCIC hereby withdraws the tender of his, her, or its Shares of OCIC, which the Shareholder submitted by a Tender Authorization form dated August 26, 2024. The undersigned recognizes that upon the timely receipt of this Notice of Withdrawal Form, properly executed, the Shares previously tendered will not be purchased by OCIC.

►

►
	Name of Investor(s)/Entity		OCIC Account Number	SSN/Tax ID Number

►	Share Class (select one)	Class S	Class D	Class I

2 | Authorization and Signature of Investors
By signing below, the Investor hereby:
•authorizes OCIC to withdraw the tender request on file; and
•certifies and represents that [he/she/it] has full power, authority, and capacity to execute this Notice of Withdrawal Form; and the information provided above is true and correct.
Each Investor must sign below:

Investor or Authorized Person Signature	Date

Joint Investor or Authorized Person Signature	Date

Once completed, send to: Email: BlueOwl.Repurchases@dstsystems.com Overnight Mail: OCIC c/o DST Systems, Inc. as Processing Agent, 430 W 7th Street, Suite 219398, Kansas City, MO 64105	Any questions? Email: ServiceDesk@blueowl.com Toll Free: 1-844-331-3341